Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49668, 333-96183, 333-113927, 333-125398, 333-126585, and 333-152064 on Form S-8; and Registration Statement No. 333-63596 on Form S-4 of our reports dated February 24, 2009, relating to the consolidated financial statements and financial statement schedule of Quest Software, Inc. (the “Company”) (which report expresses an unqualified opinion and included an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 in 2007) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/    Deloitte & Touche LLP

Costa Mesa, California

February 24, 2009